Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Genpact Limited:

We consent to the incorporation by reference in the registration statements (No. 333-187707) on Form S-3, (No. 333-184296) on Form S-8, (No. 333-153113) on Form S-8 and (No. 333-145152) on Form S-8/A of Genpact Limited of our reports dated February 26, 2016, with respect to the consolidated balance sheets of Genpact Limited as of December 31, 2014 and 2015, and the related consolidated statements of income, comprehensive income (loss), equity and cash flows for each of the years in the three-year period ended December 31, 2015, and the effectiveness of internal control over financial reporting as of December 31, 2015, which reports appear in the December 31, 2015 annual report on Form 10-K of Genpact Limited.

Our report dated February 26, 2016, on the effectiveness of internal control over financial reporting as of December 31, 2015, contains an explanatory paragraph that states that Genpact Limited acquired certain wealth management operations from Citibank, N.A. in the United Kingdom and management excluded from its assessment of the effectiveness of the Company’s internal control over financial reporting as of December 31, 2015, certain wealth management operations acquired from Citibank, N.A. in the United Kingdom’s internal control over financial reporting associated with total assets of $13,318 thousands (of which $3,242 thousands represent goodwill and intangible assets included within the scope of the assessment) and total revenues of $8,818 thousands included in the consolidated financial statements of the Company as of and for the year ended December 31, 2015. Our audit of internal control over financial reporting of the Company also excluded an evaluation of the internal control over financial reporting of certain wealth management operations acquired from Citibank, N.A. in United Kingdom.

/s/ KPMG

Gurgaon, India

February 26, 2016